Exhibit (10.3)

Performance Stock Program related correspondence and terms and conditions

AWARD AGREEMENT
___________________________________________________________________________________________________

%%FIRST_NAME_LAST_NAME%-%
%%EMPLOYEE_IDENTIFIER%-%

Subject: PERFORMANCE STOCK UNIT SERIES	%%GRANT_USER_DEFINED_FIELD_2%-%

In recognition of your contributions to the future success of the business, The Procter & Gamble Company ("Company") hereby grants to you Performance Stock Units ("PSUs") of Procter & Gamble Common Stock as follows:

Target Number of Units:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Maximum Payout Percentage:	200%
Conversion Ratio:	1 PSU = 1 Common Share
Grant Date:	%%OPTION_DATE,'DD-Month-YYYY'%-%
Vest Date:	%%VEST_DATE_PERIOD1,'DD-Month-YYYY'%-%
Performance Period:	1-July-2024 to 30-June-2027
Original Settlement Date (Shares Delivered on):	17-August-2027
Acceptance Deadline:	%%GRANT_USER_DEFINED_FIELD_13%-%
This Award is granted in accordance with and subject to the terms of The Procter & Gamble 2019 Stock and Incentive Compensation Plan (including any applicable sub-plan) (the "Plan"), the Regulations of the Compensation and Leadership Development Committee of the Board of Directors ("Committee"), and this Award Agreement, including Attachment A. Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan. You may access the Plan by activating this hyperlink: The Procter & Gamble 2019 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee.If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

Voting Rights and Dividend Equivalents
As a holder of PSUs, during the period from the Grant Date until the date the PSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional PSUs ("Dividend Equivalent PSUs"). The number of Dividend Equivalent PSUs will be determined as follows: multiply the number of PSUs and Dividend Equivalent PSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent PSUs will be subject to the same terms and conditions as the original PSUs that gave rise to them, including performance vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent PSUs on the date the PSUs are paid, the resulting fractional share units may be paid as cash, fractional shares, or rounded up to the nearest full share based on administrative preference of the Company. This Award represents an unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.

Performance Vesting
1. Your Target Number of Units indicated in this Award Agreement (the "Target Units") will vest depending upon performance during the Performance Period, as specified below. This Award Agreement also sets forth the Maximum Payout Percentage that you may receive pursuant to this Award. Your right to receive all, any portion of, or more than the Target Units (but in no event more than the Maximum Payout Percentage) will be contingent upon the achievement of specified levels of certain performance goals measured over the Performance Period. The applicable performance goals and the payout factors for each performance goal applicable to your Award for the Performance Period are set forth in the PSP Performance and Payout Factors attachment.

2. Within 60 days following the end of the Performance Period, the Committee will determine (i) whether and to what extent the performance goals have been satisfied for the Performance Period, (ii) the number of PSUs that shall become deliverable under this Award, and (iii) whether the other applicable conditions for receipt of shares of Common Stock in respect of the PSUs have been met. Any PSUs not approved by the Committee in accordance with this paragraph will be forfeited and cancelled.

Vesting and Payment
If you leave the Company before the Vest Date, the Award will be forfeited unless you meet one of the conditions listed below. If you remain employed through the Vest Date, the Award will be paid on the Original Settlement Date or Agreed Settlement Date (as defined below). For the purposes of this Award, termination of employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.

1. Termination on Account of Death. In the event of death, the Award is not forfeited and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable.

2. Termination for a Qualified Reason Listed Below. In the event you terminate employment for one of the qualified reasons listed below, after the Grant Date but before the four-week anniversary of the Grant Date, the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after the four-week anniversary of the Grant Date, but prior to the one-year anniversary of the Grant Date, the award will be prorated based on the number of days you remained an employee between the Grant Date and the one-year anniversary of the Grant Date. If the termination for one of the qualified reasons listed below occurs after the one-year anniversary of the Grant Date, the entire award will be retained. The portion of the award that is ultimately retained will be delivered on the Original Settlement Date or Agreed Settlement Date, whichever is applicable, as long as you remain in compliance with the terms of the Plan and the Regulations. Qualified termination reasons are as follows:
•Retirement or Disability;
•Termination pursuant to a written separation agreement from the Company or a subsidiary that provides for equity retention; or
•Termination in connection with a divestiture or separation of any of the Company’s businesses.
Notwithstanding the foregoing, in the event of a Change in Control, this Award shall be treated according to the terms provided in the Plan.
Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.

Deferral Election (Applicable to participants Band 7 and above as of the Award Date)
At any time at least six months prior of the end of the Performance Period and so long as the achievement of the applicable performance goals are not yet readily ascertainable (but in no event later than your Termination of Employment from the Company), you and the Company may agree to postpone the Original Settlement Date to such later date ("Agreed Settlement Date") as may be elected by you, which date shall be at least five years later than the Original Settlement Date and in accordance with Internal Revenue Code Section 409A.
This Award Agreement including Attachment A, the PSP Performance and Payout Factors, and the Stock Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements that have been entered by you with the Company regarding this specific Award. Unless otherwise required by local law, any legal action related to this Award, including Article 6 of the Plan, may be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award. You have the right to consult with a lawyer before accepting this Award.

THE PROCTER & GAMBLE COMPANY
Bala Purushothaman
Chief Human Resources Officer

IMPORTANT

By accepting this award within your E*TRADE account, you agree to be bound by the following:
1)The Procter & Gamble 2019 Stock Plan including the non-compete and non-solicitation clauses,
2)the Stock Plan Regulations of the Committee,
3)This Award Agreement including Attachment A (at end of this document),
4)any additional terms and conditions relevant to your current home and/or host market listed on the following page,
5)and the attached PSP Performance Factors and Payout Formula.

Market Supplemental Information
Please review the following table for disclosures required for your home and/or host market. All Market Supplemental documents are links to the actual documents.

Home Market	Host Market	Document Name
US	US	U.S. Non-Compete Addendum
Any	Any	Review disclosures related to the “All Markets” section of the following document: Appendix of Market Specific Terms and Conditions
Any	Algeria, Argentina, Australia, Austria, Azerbaijan, Bangladesh, Belgium, Bosnia & Herzegovina, Brazil, Bulgaria, Canada, Chile, China, Columbia, Costa Rica, Croatia, Czech Republic, Denmark, Ecuador, Egypt, Finland, France, Germany, Hong Kong, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Kenya, Luxembourg, Mexico, Morocco, Norway, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia, Senegal, Singapore, South Korea, South Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, Venezuela, Vietnam	Review the specific disclosure relevant to your host location in the following document: Appendix of Market Specific Terms and Conditions
Any	Canada	PG Annual Report
Not US	All except US	Estate Tax Treatment
Any	Japan	Japan Prospectus – Part 1 Japan Prospectus – Part 2
Switzerland (Home or Host)		Swiss Tax Treatment

Attachment A

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award
By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by The Procter & Gamble Company ("P&G"), it is discretionary in nature and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of P&G; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) in the event that my employer is not P&G, the Award will not be interpreted to form an employment relationship with P&G; and furthermore, the Award will not be interpreted to form an employment contract with my employer ("Employer"); vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value and potentially have no value; viii) my participation in the Plan shall not create a right to further employment with my Employer and shall not interfere with the ability of my Employer to terminate my employment relationship at any time, with or without cause; and ix) no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release P&G and my Employer from any such claim that may arise.

Data Privacy
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my Employer and The Procter & Gamble Company and its subsidiaries and affiliates ("P&G") for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that P&G and my Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan ("Data"). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes
Regardless of any action P&G or my Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting or exercise, settlement, the subsequent sale of shares acquired, the receipt of any dividends or dividend equivalents or the potential impact of current or future tax legislation in any jurisdiction; and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G and/or my Employer to satisfy all withholding and payment on account obligations of P&G and/or my Employer. In this regard, I authorize P&G and/or my Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G and/or my Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G or my Employer any amount of Tax-Related Items that P&G or my Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.